Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 8, 2024

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2024

INDIANAPOLIS, INDIANA – March 8, 2024 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2024. Hurco recorded a net loss of $1,648,000, or $0.25 per diluted share, for the first quarter of fiscal year 2024, compared to net income of $1,330,000, or $0.20 per diluted share, for the corresponding period in fiscal year 2023.

Sales and service fees for the first quarter of fiscal year 2024 were $45,059,000, a decrease of $9,623,000, or 18%, compared to the corresponding prior year period, and included a favorable currency impact of $779,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “We were disappointed with first quarter results but are continuing to invest in the future growth of our business. I am particularly heartened by the positive shift we witnessed in both the Americas and the Asian Pacific regions this quarter. Seeing orders in these regions surpass sales and outpace prior year figures is a promising sign. I am hopeful this momentum will also extend into Europe as we get further into 2024. Meanwhile, our commitment to innovation remains unwavering. We are investing in cutting-edge technology, harnessing the power of artificial intelligence to advance autonomous machining, continuing the development of next generation controls, and positioning our brands to support the ever-evolving needs of our customers. Finally, our decision to strategically relocate Milltronics to Indianapolis will lead to enhanced customer service and support by bringing our engineering expertise closer to our U.S. Milltronics customers, sales, and service teams. As always, we are keeping a keen eye on our liquidity position and balance sheet strength to capitalize on opportunities presented by the anticipated recovery in the global machine tool market.”

The following table sets forth net sales and service fees by geographic region for the first fiscal quarter ended January 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended
	January 31
	2024	2023	$ Change	% Change
Americas	$16,650	$22,013	($5,363)	(24)%
Europe	22,750	28,592	(5,842)	(20)%
Asia Pacific	5,659	4,077	1,582	39%
Total	$45,059	$54,682	($9,623)	(18)%

Sales in the Americas for the first quarter of fiscal year 2024 decreased by 24%, compared to the corresponding period in fiscal year 2023, primarily due to a decreased volume of shipments of Hurco, Milltronics, and Takumi machines. The decrease in sales was mostly attributable to decreased shipments of VM and toolroom machines, as well as lathes.

European sales for the first quarter of fiscal year 2024 decreased by 20%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in European sales for the first quarter of fiscal year 2024 was primarily attributable to a decreased volume of shipments of higher performance Hurco VMX machines and lathes in Germany, Italy, and the United Kingdom, a decreased volume of shipments of Milltronics machines in the European region, as well as a lower volume of sales of accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the first quarter of fiscal year 2024 increased by 39%, compared to the corresponding period in fiscal year 2023, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales primarily resulted from a higher volume of shipments of Hurco and Takumi machines in China, India, and Taiwan.

Orders for the first quarter of fiscal year 2024 were $50,218,000, a decrease of $3,012,000, or 6%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of $786,000, or 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first fiscal quarter ended January 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended
	January 31
	2024	2023	$ Change	% Change
Americas	$20,796	$19,687	$1,109	6%
Europe	23,535	29,886	(6,351)	(21)%
Asia Pacific	5,887	3,657	2,230	61%
Total	$50,218	$53,230	($3,012)	(6)%

Orders in the Americas for the first quarter of fiscal year 2024 increased by 6%, compared to the corresponding period in fiscal year 2023, primarily due to increased customer demand for Hurco and Milltronics machines, particularly higher-performance VMX machines.

European orders for the first quarter of fiscal year 2024 decreased by 21%, compared to the corresponding prior year period, and included a favorable currency impact of 3%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco VM machines, higher-performance VMX machines, and lathes and Takumi machines in Germany, Italy, and the United Kingdom.

Asian Pacific orders for the first quarter of fiscal year 2024 increased by 61%, compared to the corresponding prior year period, and included an unfavorable currency impact of 3%, when translating foreign orders to U.S. dollars. The increase in Asian Pacific orders was driven primarily by an increase in customer demand for Hurco and Takumi machines in China, India, and Taiwan.

Gross profit for the first quarter of fiscal year 2024 was $9,695,000, or 22% of sales, compared to $12,718,000, or 23% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales was primarily due to the lower volume of sales of vertical milling machines in the Americas and Europe where we typically sell more of our higher-performance VMX series machines and lathes. Additionally, gross profit was negatively impacted by the allocation of fixed costs on lower sales and production volumes.

Selling, general, and administrative expenses for the first quarter of fiscal year 2024 were $11,515,000, or 26% of sales, compared to $11,484,000, or 21% of sales, in the corresponding fiscal year 2023 period, and included an unfavorable currency impact of $168,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses as a percentage of sales increased in the first quarter of fiscal year 2024 compared to the first quarter of fiscal year 2023 due to the lower volume of sales year-over-year.

The effective tax rate for the first quarter of fiscal year 2024 was 27%, compared to 31% in the corresponding prior year period. The year-over-year decrease in the effective tax rate was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates and a discrete item related to stock compensation.

Cash and cash equivalents totaled $37,936,000 at January 31, 2024, compared to $41,784,000 at October 31, 2023. Working capital was $196,281,000 at January 31, 2024, compared to $193,257,000 at October 31, 2023. The increase in working capital was primarily driven by increases in inventories, net and prepaid and other assets and decreases in accrued payroll and employee benefits and accounts payable, partially offset by decreases in cash and cash equivalents and accounts receivable, net.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2024	2023

	(unaudited)
Sales and service fees	$ 45,059	$ 54,682
Cost of sales and service	35,364	41,964
Gross profit	9,695	12,718
Selling, general and administrative expenses	11,515	11,484

Operating (loss) income	(1,820)	1,234
Interest expense	131	16
Interest income	156	52
Investment income	59	29
Other (expense) income, net	(513)	641
(Loss) income before taxes	(2,249)	1,940
(Benefit) provision for income taxes	(601)	610
Net (loss) income	($ 1,648)	$ 1,330

(Loss) income per common share
Basic	($ 0.25)	$ 0.20
Diluted	($ 0.25)	$ 0.20
Weighted average common shares outstanding
Basic	6,483	6,583
Diluted	6,483	6,622

Dividends per share	$ 0.16	$ 0.15

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2024	2023

	(unaudited)
Gross margin	22%	23%
SG&A expense as a percentage of sales	26%	21%
Operating (loss) income as a percentage of sales	(4)%	2%
Pre-tax (loss) income as a percentage of sales	(5)%	4%
Effective tax rate	27%	31%
Depreciation and amortization	$ 908	$ 1,054
Capital expenditures	$ 832	$ 599

Balance Sheet Data:	1/31/2024	10/31/2023
Working capital	$ 196,281	$ 193,257
Days sales outstanding	52	41
Inventory turns	1.0	1.1
Capitalization
Total debt	--	--
Shareholders' equity	224,557	222,231
Total	$ 224,557	$ 222,231

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	January 31,	October 31,
	2024	2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 37,936	$ 41,784
Accounts receivable, net	33,131	39,965
Inventories, net	165,044	157,952
Derivative assets	768	740
Prepaid and other assets	10,204	7,789
Total current assets	247,083	248,230
Property and equipment:
Land	1,046	1,046
Building	7,387	7,387
Machinery and equipment	26,307	26,779
Leasehold improvements	4,662	4,473
	39,402	39,685
Less accumulated depreciation and amortization	(31,677)	(30,826)
Total property and equipment, net	7,725	8,859
Non-current assets:
Software development costs, less accumulated amortization	7,027	7,030
Intangible assets, net	931	994
Operating lease - right of use assets, net	12,016	10,971
Deferred income taxes	4,838	4,749
Investments and other assets	10,438	9,756
Total non-current assets	35,250	33,500
Total assets	$ 290,058	$ 290,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 28,052	$ 29,661
Customer deposits	3,906	2,827
Derivative liabilities	820	1,821
Operating lease liabilities	3,878	3,712
Accrued payroll and employee benefits	7,484	9,853
Accrued income taxes	1,590	1,713
Accrued expenses	3,845	4,092
Accrued warranty expenses	1,227	1,294
Total current liabilities	50,802	54,973
Non-current liabilities:
Deferred income taxes	69	83
Accrued tax liability	1,296	1,293
Operating lease liabilities	8,501	7,606
Deferred credits and other	4,833	4,403
Total non-current liabilities	14,699	13,385

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,613,595 and 6,553,673 shares issued and 6,506,033 and 6,462,138 shares outstanding, as of January 31, 2024 and October 31, 2023, respectively	651	646
Additional paid-in capital	61,936	61,665
Retained earnings	177,444	180,124
Accumulated other comprehensive loss	(15,474)	(20,204)
Total shareholders' equity	224,557	222,231
Total liabilities and shareholders' equity	$ 290,058	$ 290,589